UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 20, 2008

CABOT OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10447	04-3072771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Enclave Parkway Houston, Texas	77077
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 589-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2008, the Compensation Committee of our Board of Directors made equity awards to the named executive officers as shown below.

Performance shares were granted to the named executives under our 2004 Incentive Plan. The performance shares have a three-year performance period, which runs from January 1, 2008 through December 31, 2010. Each performance share represents the right to receive, after the end of the performance period, from 0% to 200% of a share of our common stock (with amounts over 100% paid in cash), based on our performance. The performance criterion that determines the payout per performance share is the relative total shareholder return on our common stock as compared to the total shareholder return on the common equity of each company in a comparator group. For this purpose, total shareholder return is expressed as a percentage equal to common stock price appreciation as averaged for the first and last month of the performance period plus dividends (on a cumulative reinvested basis).

Hybrid performance shares and stock appreciation rights (SARs) also were awarded to the named executives under the 2004 Incentive Plan. The hybrid performance shares vest one-third on each of the first, second and third anniversaries of the date of grant, provided that we had positive operating income for the fiscal year preceding the vesting date. If we do not have positive operating income for the fiscal year preceding a vesting date, then the portions of the hybrid performance shares that would have vested on that date will be forfeited.

The SARs have an exercise price of $48.475, equal to the average of the high and low stock price of a share of our common stock on date of grant, and vest one-third on each of the first, second and third anniversaries of the date of grant. They are payable in shares of common stock on the date of exercise and have a seven-year term.

Recipient	Number of
	Performance Shares	Hybrid Performance Shares	SARs
Dan O. Dinges	38,400	30,075	39,875
Michael B. Walen	15,980	15,050	19,925
Scott C. Schroeder	13,000	12,250	16,200
J. Scott Arnold	8,250	7,760	10,300
Jeffrey W. Hutton	5,150	4,850	6,450

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT OIL & GAS CORPORATION

By:	/s/ Henry C. Smyth
Henry C. Smyth
Vice President, Controller and Treasurer

Date: February 26, 2008

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